EXHIBIT 99.1


PRESS RELEASE

LIBERTY BANCORP, INC. ANNOUNCES FINANCIAL RESULTS


Liberty, Missouri (November 27, 2006) - Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended September 30, 2006 of $468,000 or $.10 per diluted share, compared to net earnings of $344,000, or $.07 per diluted share, for Liberty Savings Bank, F.S.B., the Company's predecessor, for the quarter ended September 30, 2005. Net earnings for the year ended September 30, 2006 decreased to $1,463,000 or $.31 per diluted share, compared to net earnings for Liberty Savings of $1,505,000 or $.32 per diluted share for the year ended September 30, 2005. Liberty Bancorp, Inc. conducts substantially all of its operations through its subsidiary BankLiberty (formerly Liberty Savings Bank, F.S.B.).

Net earnings increased by $124,000, or 36.0%, for the three-month period ended September 30, 2006 as compared to the same period in 2005 due to higher net interest income after provision for loan losses, partially offset by higher noninterest expenses. The $42,000 decrease in net earnings for the year ended September 30, 2006 as compared to the year ended September 30, 2005 was due to a higher provision for loan losses and higher noninterest expense, partially offset by higher net interest income.

Net interest income increased by 41.0% to $2.7 million for the three-month period ended September 30, 2006 as compared to the same period last year. This improvement was due to a higher level of interest-earning assets and a larger interest rate spread. Noninterest expense increased to $2.1 million for the three-month period ended September 30, 2006 as compared to $1.6 million for the three- month period ended September 30, 2005 due to higher expenses for compensation, professional services, operations from foreclosed real estate, advertising, and other expenses. For the comparable 2006 and 2005 year-ends, net interest income increased by $1.4 million to $9.1 million due to an increase in interest-earning assets and a higher interest rate spread. The provision for loan losses increased primarily due to an increase in loans receivable. Noninterest expense increased from $6.1 million for 2005 to $7.2 million for 2006 as a result of an increase in compensation, occupancy, operations from foreclosed real estate and advertising expenses, partially offset by a decrease in equipment and data processing expenses.

Total assets increased $50.0 million to $287.6 million as of September 30, 2006 as compared to total assets of $237.6 million as of September 30, 2005. Total loans and mortgage-backed securities increased by $31.8 million during the same period due to increased commercial real estate and non-real estate and construction lending. During the year ended September 30, 2006, total deposits increased $16.9 million due to an increase in interest-bearing checking and certificate accounts, partially offset by a decrease in money market accounts. Stockholders' equity increased $27.9 million during the fiscal year ending September 30, 2006 primarily due to net proceeds from the Bank's conversion from the mutual holding company structure to the fully stock structure which was completed on July 21, 2006.

On November 22, 2006, the Board of Directors of Liberty Bancorp, Inc. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend of $.025 per share will be payable on December 22, 2006 to the stockholders of record at the close of business on December 8, 2006.

Liberty Bancorp, Inc., through its subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with branches in Kansas City, Plattsburg, Platte City and Independence. The Bank's sixth retail banking facility opened in January 2006 in Kansas City, Missouri.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.


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LIBERTY BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                              (UNAUDITED)

                                                  SEPTEMBER 30, 2006            SEPTEMBER 30, 2005
                                           --------------------------------- -------------------------
ASSETS
Cash and cash equivalents                      $          13,404                  $          10,471
Securities                                                37,835                             23,994
Loans and mortgage-backed securities                     224,899                            193,116
Other assets                                              11,423                              9,995
                                               -----------------                  -----------------
     TOTAL ASSETS                              $         287,561                  $         237,576
                                               =================                  =================
LIABILITIES
Deposits                                       $         198,471                  $         181,617
FHLB advances                                             34,064                             30,497
Other liabilities                                          6,045                              4,331
                                               -----------------                  -----------------
   Total Liabilities                                     238,580                            216,445
   Total Stockholders' Equity                             48,981                             21,131
   Total Liabilities & Stockholders' Equity    $         287,561                  $         237,576
                                               =================                  =================

                            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                             (UNAUDITED)

                                                   THREE MONTHS ENDED              YEARS ENDED
                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                               2006                2005       2006              2005
                                           ----------------------------- -----------------------------
Interest income                             $    4,761       $   3,343     $   16,664      $  12,816
Interest expense                                 2,079           1,441          7,600          5,175
                                            ----------       ---------     ----------      ---------
     Net interest income                         2,682           1,902          9,064          7,641
Provision for loan losses                          167             145            852            430
                                            ----------       ---------     ----------      ---------
     Net interest income after provision
     for loan losses                             2,515           1,757          8,212          7,211
Total noninterest income                           328             337          1,237          1,200
Total noninterest expense                        2,116           1,563          7,203          6,065
                                            ----------       ---------     ----------      ---------
     Earnings before income taxes                  727             531          2,246          2,346
Income taxes                                       259             187            783            841
                                            ----------       ---------     ----------      ---------
     Net Earnings                           $      468       $     344     $    1,463      $   1,505
                                            ==========       =========     ==========      =========
Basic earnings per share                    $      .10       $     .07     $      .32      $     .32
Diluted earnings per share                  $      .10       $     .07     $      .31      $     .32

Weighted-average shares outstanding for periods prior to the conversion date have been adjusted by the exchange ratio of 3.5004 to calculate earnings per share.


CONTACT:

Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822